EXHIBIT 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces 2005 Second Quarter Results
     Houston, Texas (August 12, 2005) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported net income of $24.1 million, or $2.05 per diluted share, on revenues of $132.9 million for the three months ended June 30, 2005, as compared to a net loss of $2.4 million, or $0.24 per diluted share, on revenues of $98.1 million for the second quarter of 2004. For the six months ended June 30, 2005, Pioneer’s net income was $39.1 million, or $3.32 per diluted share, on revenues of $251.9 million, as compared to a net loss of $9.7 million, or $0.97 per diluted share, on revenues of $189.1 million for the six months ended June 30, 2004.
     During the quarter ended June 30, 2005, Pioneer’s chlor-alkali plants operated at 100% of our annualized practical capacity, and Pioneer’s average ECU netback during the quarter was $577, which was $29 higher than the preceding quarter and $223 higher than the second quarter of 2004. For the six months ended June 30, 2005, the average ECU netback was $563, compared to an average of $346 for the year-earlier period. The increases in revenues during the three and six months ended June 30, 2005, as compared to the same periods in 2004, primarily resulted from the higher ECU netbacks, offset in part by lower ECU sales volumes during the periods. Revenues in both periods also reflected higher prices for bleach and Pioneer’s other products.
     Cost of sales during the quarter ended June 30, 2005, was $7.3 million higher than during the second quarter of 2004. Variable product costs during the second quarter of 2005 were $2.1 million higher than in the 2004 second quarter, with higher prices for salt, electricity and other raw materials resulting in a $4.9 million increase, partially offset by $0.9 million due to lower production volumes and $1.9 million from a lower volume of product purchased for resale. Other cost increases were attributable to higher maintenance expense ($2.5 million), freight costs ($1.0 million), depreciation expense

($1.2 million) and pension expense ($0.8 million), partially offset by lower salaries and other employee-related costs ($0.4 million).
     Cost of sales increased by $7.6 million for the six months ended June 30, 2005, as compared to the same period in the prior year. Variable product costs during 2005 period were $3.9 million higher than in the 2004 six-month period, with higher prices for salt, electricity and other raw materials resulting in a $7.4 million increase, partially offset by $2.5 million due to lower production volumes and $1.0 million from a lower volume of product purchased for resale. Cost of sales in the first six months of 2005 also included $4.8 million of higher maintenance costs, $0.9 million of increased freight costs and $0.8 million of additional pension expense. However, the increases were offset by a $1.6 million reduction in salaries and other employee-related expenses and a $2.0 million net decrease in depreciation expense.
     Selling, general and administrative expenses in the second quarter of 2005 were $0.4 million lower than during the second quarter of 2004. There was a $1.5 million decrease in consulting fees, offset in part by higher personnel expenses. Selling, general and administrative expenses increased by $1.5 million for the six months ended June 30, 2005, as compared to the six months ended June 30, 2004, primarily due to increased personnel expenses of $2.6 million, as well as a $1.0 million increase in bad debt expense attributable to higher levels of accounts receivable. Offsetting a portion of the increase was a decrease in consulting fees. Pioneer had incurred $2.9 million of consulting fees in the first six months of 2004 in connection with Project STAR, Pioneer’s organizational efficiency project.
     During the second quarter of 2005, Pioneer completed the sale of its chlorinated paraffin operations, which had been conducted at its Cornwall, Ontario plant. The sale resulted in a loss of $1.3 million, which is included in other items. For the first six months of 2005, other items also included $0.6 million of costs related to employee severance benefits arising from Project STAR and a realignment of bleach production assets in Canada. For both the three and six month periods ended June 30, 2004, other items consisted of $3.2 million of employee severance benefits and related costs related to Project STAR.

     During the first six months of 2005, Pioneer redeemed $39.3 million in principal amount of its senior secured indebtedness and borrowings under its revolving credit agreement were at much lower levels. As a result, interest expense for the three months ended June 30, 2005, and for the six months ended June 30, 2005, was lower than in the corresponding periods of 2004 by approximately $0.4 million and $0.8 million, respectively.
     Income tax expense for the quarter ended June 30, 2005, was $3.0 million, compared to an income tax benefit of $0.3 million in the second quarter of 2004. For the first six months of 2005 Pioneer had income tax expense of $6.4 million, while there was an income tax benefit of $0.6 million for the first six months of 2004. Available net operating loss carryforward was applied to offset the taxable income in the 2005 periods.
     At June 30, 2005, Pioneer had liquidity of $44.5 million, which included the amount available for borrowing under Pioneer’s revolving credit facility of $25.1 million, net of letters of credit outstanding on that date, and cash of $19.4 million. During July 2005 Pioneer elected to prepay the $0.8 million of remaining principal amount of its Senior Floating Rate Term Notes due 2006 that were outstanding, and Pioneer has announced its election to redeem the remaining $6.1 million principal amount of its Senior Secured Floating Rate Guaranteed Notes due 2006 that are outstanding, with a redemption date in August 2005.
     Michael Y. McGovern, Pioneer’s President and Chief Executive Officer, stated, “Our ECU netback averaged $577 during the second quarter of this year as a result of continuing strong demand for chlorine and caustic soda. Pioneer’s cash reserves are expected to be further enhanced with the expected closing in the third or fourth quarter of 2005 of the sale of excess land in the Las Vegas Valley for net proceeds of approximately $22.8 million and future cash flows from operations. Our strong cash balance and the reduction in our debt level provide us with the flexibility to pursue various internal and external opportunities in the months ahead. However, we continue to believe that rail transportation difficulties and continuing high electricity prices will be critical factors for us during the remainder of 2005 and into 2006.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants as well as other downstream manufacturing facilities in North America.
     Pioneer has filed its quarterly report on Form 10-Q for the quarter ended June 30, 2005, and has posted it to its Internet web site. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.
     Pioneer will conduct a teleconference on August 16, 2005, at 10:00 a.m. Central time in order to discuss its financial results for the second quarter of 2005. Individuals who are interested in listening to the teleconference may call (800) 416-4516 at that time and request to listen to the Pioneer earnings teleconference. A replay of this teleconference will be available from 12:00 noon (Central time) on August 16, 2005, until 12:00 noon on August 18, 2005, by dialing (800) 633-8284, reservation #21257943.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, Pioneer’s high financial leverage, global political and economic conditions, the demand and prices for Pioneer’s products and raw materials, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer’s products and raw materials, the effect of Pioneer’s results of operations on its debt agreements, Pioneer’s ability to complete the sale of excess land at its Henderson, Nevada facility, and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$132,859	$98,082	$251,949	$189,114
Cost of sales	(92,597)	(85,327)	(180,205)	(172,644)

Gross profit	40,262	12,755	71,744	16,470
Selling, general and administrative expenses	(8,014)	(8,368)	(16,477)	(14,957)
Other items	(1,497)	(3,178)	(2,002)	(3,343)

Operating income (loss)	30,751	1,209	53,265	(1,830)
Interest expense, net	(4,114)	(4,561)	(8,370)	(9,203)
Other income, net	409	609	582	735

Income (loss) before income taxes	27,046	(2,743)	45,477	(10,298)
Income tax benefit (expense)	(2,957)	342	(6,368)	604

Net income (loss)	$24,089	$(2,401)	$39,109	$(9,694)

Net income (loss) per share:
Basic	$2.14	$(0.24)	$3.48	$(0.97)
Diluted	$2.05	$(0.24)	$3.32	$(0.97)

Weighted average number of shares outstanding:
Basic	11,271	10,030	11,229	10,022
Diluted	11,767	10,030	11,778	10,022

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2005	2004
Assets
Current assets	$108,615	$90,983
Net property, plant and equipment	164,461	172,198
Other assets, net	4,295	4,359
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$361,435	$351,604

Liabilities and stockholders’ equity
Current liabilities	$45,464	$42,819
Long-term debt, less current portion	160,057	200,797
Accrued pension and other employee benefits	22,204	23,248
Other long-term liabilities	55,294	46,845
Total stockholders’ equity	78,226	37,895

Total liabilities and stockholders’ equity	$361,435	$351,604

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2005	2004
Operating activities:
Net income (loss)	$39,109	$(9,694)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	12,332	14,353
Provision for (recovery of) losses on accounts receivable	600	(480)
Deferred tax benefit (expense)	6,168	(604)
Loss on disposals of assets	1,291	152
Currency exchange gain	(634)	(671)
Changes in operating assets and liabilities
Increase in accounts receivable	(11,256)	(4,213)
(Increase) decrease in inventories, prepaid expenses and other current assets	(2,967)	3,273
(Increase) decrease in other assets	23	(1,101)
Increase in accounts payable and accrued liabilities	2,056	12,313
Increase (decrease) in other long-term liabilities	2,685	(2,488)

Net cash flows from operating activities	49,407	10,840

Investing activities:
Capital expenditures	(5,758)	(4,810)
Proceeds from disposal of assets	180	—

Net cash flows used in investing activities	(5,578)	(4,810)

Financing activities:
Net payments under revolving credit arrangements	—	(434)
Repayments of long-term debt	(40,894)	(1,449)
Proceeds from issuance of stock, net	289	114

Net cash flows used in financing activities	(40,605)	(1,769)

Effect of exchange rate changes on cash	(2)	99

Net change in cash and cash equivalents	3,222	4,360
Cash and cash equivalents at beginning of period	16,191	1,946

Cash and cash equivalents at end of period	$19,413	$6,306